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                                                                    EXHIBIT 99.2

                          [LETTERHEAD OF TRUE NORTH]

Date:     January 20, 1999
Contact:  Susan Geanuleas: 312/425-6570
          Cheryl Harbour: 312/425-6542

FOR IMMEDIATE RELEASE


TRUE NORTH'S CEO BRUCE MASON ANNOUNCES RETIREMENT

CHICAGO--Bruce Mason, CEO of True North Communications (NYSE:TNO), has announced that, as expected, he will be retiring by the end of this quarter.

"I turn 60 later this year. I've accomplished what I set out to accomplish so it's time to turn over the reins to someone else, hop on that Harley that's sitting in my office and ride off quietly into the sunset," said Mason. "I'm working with our Board to put in place succession management that can carry us through to the 21st Century."

In 1991 when Mason took over the top spot of what was then just a single advertising agency, Foote, Cone & Belding, he inherited the leadership of a company with $340MM in revenues and one whose network in Europe was dependent on a troubled joint venture with the French agency Publicis.

Mason finally engineered a divorce with Publicis and the acquisition of the Wilkens European network for FCB to replace the Publicis joint venture. He also created a whole new holding company - True North - which is today one of the world's leading marketing communications holding companies. It owns not only FCB, but now also owns Bozell and Temerlin McClain. It also has one of the stronger portfolios of diversified service companies in the business, including BSMG Worldwide, one of the leading global public relations firms.

Mason pioneered the creation of a separate subsidiary - TN Technologies - that today is a leader in the area of digital technology with R/GA Interactive and Modem Media.Poppe Tyson. Modem Media.Poppe Tyson is one of the world's largest digital marketing companies, and is planning its own initial public offering later this quarter.

With revenues in excess of $1.2 billion, True North, the company that Mason leaves behind, is today four times larger than it was just eight years ago when he took over its leadership.

"It's been one helluva ride. Though there were some unanticipated French speed bumps along the way, I truly enjoyed it. I hope I've proved worthy of the job."

The True North Board has already embarked on a search for a successor for Mr. Mason, and stated that both internal and external candidates are being considered. The Company has also stated that


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any costs that might be associated with Mason's retirement will be accounted for in the fourth quarter of 1998 and offset by gains from a previously planned sale of marketable securities.

True North Communications, the sixth largest marketing communications holding company in the world, has its headquarters in Chicago and serves clients from more than 300 full-service operations in 81 countries.

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